Exhibit 99.1

FOR IMMEDIATE RELEASE
Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200

Investor Relations Contact:
Integrated Corporate Relations
Kathleen Heaney (203) 803-3585
ir@cariboucoffee.com

Caribou Coffee Announces Preliminary 3Q 2006 Revenue and
Comparable Coffeehouse Sales
Minneapolis, Minnesota, October 10, 2006. Caribou Coffee Company, Inc. (Nasdaq:CBOU), the second largest company-owned gourmet coffeehouse operator in terms of coffeehouses, today announced that total revenue for the thirteen weeks ended October 1, 2006 increased 17 percent over the same period in the prior year. For the thirty-nine week period ended October 1, 2006 total revenue rose 20 percent over the same period in the prior year.
Comparable Coffeehouse Sales
Comparable coffeehouse net sales were down 1 percent for the thirteen weeks ended October 1, 2006 compared with the same thirteen weeks in the prior year. Caribou Coffee noted that both comparable coffeehouse sales and customer counts were positive in the fiscal month of September which ended October 1, 2006. For the thirty-nine week period ended October 1, 2006 comparable coffeehouse sales declined 2 percent as compared with the same thirty-nine week period in the prior year. Licensed stores are not included in the comparable coffeehouse net sales calculations.

Other Sales
Preliminary “Other Sales”, which consist of sales to commercial customers, licensees, mail order and Internet sales, increased 22 percent during the thirteen weeks ended October 1, 2006 to $2.6 million versus $2.1 million during the thirteen weeks ended October 2, 2005. This increase was primarily driven by sales to licensees. The third quarter 2005 experienced a large year on year sales increase when “Other Sales” were up 153 percent versus the third quarter 2004 due to inventory build-up by new club store and mass merchandise customers. For the thirty-nine week period ended October 1, 2006 “Other Sales” were 80 percent higher than the same period in the prior year.
Coffeehouse Openings
For the thirteen weeks ended October 1, 2006 12 company-owned coffeehouses and 5 licensed coffeehouses opened.
Select Operating Data

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	10/1/2006	10/2/2005	10/1/2006	10/2/2005
Comparable Coffeehouse Sales (Company-Owned)	-1%	4%	-2%	7%

COFFEEHOUSE COUNT
Company-Owned:
Coffeehouses Open at Beginning of Period	405	325	386	304
Coffeehouses Opened during the Period	12	19	35	42
Coffeehouses Closed during the Period	1	0	5	2
Coffeehouses Open at End of Period:
Total Company-Owned	416	344	416	344

Licensed:
Coffeehouses Open at Beginning of Period	11	3	9	2
Coffeehouses Opened during the Period	5	1	12	2
Coffeehouses Closed during the Period	0	0	5	0
Coffeehouses Open at End of Period:
Total Licensed	16	4	16	4
TOTAL COFFEEHOUSES AT PERIOD END	432	348	432	348

OTHER NEWS
Effective October 30, 2006, Caribou Coffee will increase prices on most of its beverage products (excludes whole bean, food and merchandise products) by an average of $0.05. This increase is necessitated by increases in operational expenses, including labor.
ABOUT THE COMPANY
Caribou Coffee Company, Inc., founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of October 1, 2006, Caribou Coffee had 432 coffeehouses, including 10 licensed international coffeehouses. Caribou Coffee’s coffeehouses are located in 17 states and the District of Columbia. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. In addition, Caribou Coffee sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and customer service.
Forward-Looking Statements
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
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